As filed with the Securities and Exchange Commission on September 10, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIR METHODS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	84-0915893
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7301 South Peoria, Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

2015 EQUITY INCENTIVE PLAN
(Full title of plan)

Crystal L. Gordon Senior Vice President, General Counsel and Secretary 7301 South Peoria Englewood, CO 80112 (303) 792-7400	With copies to: Kristin L. Lentz Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Telephone: (303) 892-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.06 per share	2,674,735	$36.12	$96,611,428.20	$11,226.25

(1)	Amount to be registered consists of common stock of Air Methods Corporation (the “Company”) to be issued pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”). This registration statement also covers any additional securities issuable upon stock splits, stock dividends or similar transaction pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 457(h)(1), the price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Company on September 4, 2015, as reported on NASDAQ.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Company and are hereby incorporated in this registration statement by reference, excluding any disclosures therein that have been furnished and not filed:

(a)            The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 27, 2015;

(b)            The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, filed with the Commission on May 8, 2015 and August 7, 2015, respectively;

(c)            The Company’s Current Reports on Form 8-K, filed with the Commission on April 3, 2015, May 27, 2015, August 10, 2015 and August 25, 2015; and

(e)            The description of the Company’s capital stock contained in the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-102452).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents (other than any portions of such documents that are deemed furnished under applicable Commission rules rather than filed).

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), which is applicable to the Company, permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of an unlawful dividend, approved an unlawful stock purchase or redemption or derived an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe such person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article IX of the Company’s certificate of incorporation and Article VI of the Company’s bylaws provide that the Company will indemnify its directors and officers and certain other persons to the extent permitted by the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of such persons status as such, whether or not the corporation would otherwise have the power to indemnify him. The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Company.

As permitted by the DGCL, Article VIII of the Company’s certificate of incorporation eliminates in certain circumstances the monetary liability of its directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to the Company or its stockholders;
•	for acts or omissions by the director not in good faith;
•	for acts or omissions by the director involving intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DGCL; and
•	for any transaction from which the director derived an improper personal benefit.

The Company’s bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. In addition to the right to indemnification such person also has the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition.

Pursuant to employment agreements between the Company and its officers, in general, the Company’s officers shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s certificate of incorporation and bylaws, in such officer’s capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or employee at the Company’s request.  In addition, the employment agreements provide that in general the Company shall advance all reasonable expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

Item 9.	Undertakings.

(a)                 The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on September 10, 2015.

AIR METHODS CORPORATION

By:	/s/ Crystal L. Gordon
Name:	Crystal L. Gordon
Title:	General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Aaron D. Todd and Trent J. Carman, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron D. Todd	Chief Executive Officer and Director
Aaron D. Todd	(Principal Executive Officer)	September 10, 2015

/s/ Trent J. Carman	Chief Financial Officer
Trent J. Carman	(Principal Financial Officer)	September 10, 2015

/s/ Sharon J. Keck	Chief Accounting Officer
Sharon J. Keck	(Principal Accounting Officer)	September 10, 2015

/s/ David Kikumoto
David Kikumoto	Chairman of the Board	September 10, 2015

/s/ George W. Belsey
George W. Belsey	Director	September 10, 2015

/s/ Ralph J. Bernstein
Ralph J. Bernstein	Director	September 10, 2015

/s/ Mark D. Carleton
Mark D. Carleton	Director	September 10, 2015

/s/ John J. Connolly
John J. Connolly	Director	September 10, 2015

/s/ Jeffrey A. Dorsey
Jeffrey A. Dorsey	Director	September 10, 2015

/s/ Claire M. Gulmi
Claire M. Gulmi	Director	September 10, 2015

/s/ Carl H. McNair, Jr
Carl H. McNair, Jr.	Director	September 10, 2015

/s/ Morad Tahbaz
Morad Tahbaz	Director	September 10, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Stock Certificate (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1992)

5.1	Opinion of Davis Graham & Stubbs LLP

10.1	Air Methods Corporation 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2015)

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Accounting Firm

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8)